UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

CENTENE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials:
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CENTENE CORPORATION
Centene Plaza
7700 Forsyth Boulevard
St. Louis, Missouri 63105
To our Stockholders:
This is a supplement (this “Supplement”) to the proxy statement dated March 24, 2023 (the “Proxy Statement”) for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Centene Corporation (the “Company”) to be held at 10:00 AM, Central Time, on Wednesday, May 10, 2023, in the Centene Auditorium at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105.

Except as specifically amended or supplemented by the information contained in this Supplement, all information in the Proxy Statement remains unchanged and should be considered in voting your shares.

APPOINTMENT OF NEW CHAIRMAN OF THE BOARD

Effective March 31, 2023, the Board of Directors of the Company (the “Board”) appointed Frederick H. Eppinger as Chairman of the Board, succeeding H. James Dallas.

COMMITTEE APPOINTMENTS

Effective March 31, 2023, in anticipation of the retirement of Orlando Ayala, Richard A. Gephardt and William L. Trubeck from the Board, Wayne DeVeydt has been appointed as the Chairman of the Audit and Compliance Committee, and the Committee membership has been revised as set forth below.

Current Directors	Audit and Compliance Committee	Compensation and Talent Committee	Governance Committee	Value Creation Committee
Orlando Ayala
Jessica L. Blume
Kenneth A. Burdick
Christopher J. Coughlin
H. James Dallas
Wayne S. DeVeydt
Frederick H. Eppinger
Monte E. Ford
Richard A. Gephardt
Sarah M. London
Lori J. Robinson
Theodore R. Samuels
William L. Trubeck

Chair	Member

VOTING MATTERS
If you have already voted by internet, telephone or by mail, no action is required from you unless you wish to change your vote. The Supplement does not change the proposals to be acted on at the Annual Meeting, which are described in the Proxy Statement.

Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Information About the Meeting.”

OTHER MATTERS
The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

We appreciate your continued support of the Company.

CENTENE CORPORATION

By:	/s/ Christopher A. Koster
Christopher A. Koster Executive Vice President, Secretary and General Counsel